STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:10 PM 06/15/1992
921675368 - 2300914

CERTIFICATE OF INCORPORATION

OF

LIGHTPATH TECHNOLOGIES, INC.

THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware ("GCL"), does hereby certify as follows:

FIRST. The name of the corporation is Lightpath Technologies, Inc.

SECOND. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH. The total number of shares which the corporation is authorized to issue is Six Million Five Hundred Thousand (6,500,000) shares of common stock having a par value of $.01 per share, and One Million (1,000,000) shares of preferred stock having a par value of $.01 per share. The directors of the corporation shall have the authority to issue such shares of preferred stock in one or more series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by the directors of the corporation and filed as a Certificate of Designations pursuant to Section 151(g) of the GCL.

FIFTH. The name and mailing address of the incorporator are as follows:

Vernon R. Proctor
902 Market Street, Suite 1300
Wilmington, DE 19801

SIXTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The name and mailing addresses of the persons who are to serve as directors of the corporation until the first annual meeting of stockholders or until their respective successors are elected and qualified are as follows:

Leslie Danziger	3333 N. Campbell Avenue, Suite 7 Tucson, Arizona 85719
Bryant Cushing	3333 N. Campbell Avenue, Suite 7 Tucson, Arizona 85719
Ross James	3333 N. Campbell Avenue, Suite 7 Tucson, Arizona 85719

SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the directors of the corporation are expressly authorized to adopt, alter, amend or repeal the By-laws of the corporation; provided, however, that By-laws shall not be adopted, altered, amended, or repealed by the stockholders of the corporation except by the vote of the holders of not less than 85% of the outstanding shares of stock entitled to vote upon the election of directors.

EIGHTH. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the directors of the corporation or in the By-laws of the corporation. The election of directors need not be by written ballot.

NINTH. The corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by the GCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the GCL. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

ELEVENTH. Notwithstanding any other provision of this Certificate of Incorporation or the By-laws of the corporation (and in addition to any other vote that may be required by law, by this Certificate of Incorporation or by the By-laws), the affirmative vote of the holders of (i) at least 85% of the outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, or repeal this Article ELEVENTH or any provision of Articles SEVENTH, TENTH, THIRTEENTH, or FOURTEENTH of this Certificate of Incorporation, and (ii) at least 85% of the outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, or repeal any provision of Articles FOURTH or TWELFTH of this Certificate of Incorporation if such amendment is not approved by a majority of the members of the board

of directors then in office who were directors prior to the three year period ending on the date that any person became an "interested stockholder" as defined in Section 203(c)(5) of GCL or who were recommended for election or elected to succeed such directors by a majority of such directors.

TWELFTH. No action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Special meetings of stockholders may be called only by the Chairman of the Board, by the President, or a majority of the corporation's directors.

THIRTEENTH. The holders of capital stock in the corporation shall have no preemptive rights to subscribe to any shares of any class of capital stock with the corporation, whether now or hereafter authorized.

FOURTEENTH. (a) The number of directors constituting the entire Board shall be not less than three nor more than seven as fixed from time to time by vote of a majority of the entire Board; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

(b) The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. At the first annual meeting of stockholders, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the

Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

(c) Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the corporation), any director or the entire Board of Directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 85% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the provisions of section (c) of this Article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

FIFTEENTH. Notwithstanding any other provision of this Certificate of Incorporation or the By-laws of the corporation (and in addition to any other vote that may be required by law, by this Certificate of Incorporation or by the By-laws), the affirmative vote of the holders of at least 85% of the outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to sell, assign or otherwise dispose of any of the corporation's issued or pending patents or rights therein, or to enter into any "business combination" (as defined in Section 203(c)(3) of the GCL) which would have the effect of such sale, assignment or disposition, if such transaction is not approved by a majority of the members of the board of directors then in office who were directors prior to the three year period ending on the date that any person became an "interested stockholder" (as defined in Section 203(c)(5) of the GCL) or who were recommended for election or elected to succeed such directors by a majority of such directors.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true and accordingly have hereunto set my hand and seal this 15th day of June, 1992.

Vernon R. Proctor

VERNON R. PROCTOR